Exhibit 99.2

Written Statement of the Principal Financial Officer
Pursuant to 18 U.S.C. Section1350

                        Solely for the purposes of complying with 18 U.S.C. Section1350, I, the undersigned Executive Vice President, Secretary, Treasurer and Director of FARO Technologies, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2002 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Gregory A. Fraser

Gregory A. Fraser August 14, 2002